EXHIBIT 5.1


                                                   May 20, 2003

LabOne, Inc.
10101 Renner Blvd.
Lenexa, Kansas 66219


Ladies and Gentlemen:


        I am the Executive Vice President, General Counsel and Secretary of LabOne, Inc., a Missouri corporation (the "Company"), and I offer this opinion in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, relating to up to 283,998 shares of the Company's common stock, par value $0.01 per share (the "Common Stock").

        I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion. The opinions set forth herein are limited to the laws of the state of Missouri and the federal laws of the United States of America.

        Upon the basis of the foregoing, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement were duly authorized by all necessary corporate action of the Company and such shares were legally issued and are fully paid and nonassessable.

        I consent to the reference to me under the heading "Legal Matters" in the prospectus which constitutes a part of the Registration Statement and also consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,


                                /s/ Joseph C. Benage
                                Joseph C. Benage, Esq.
                                Executive Vice President,
                                General Counsel and Secretary